Exhibit 99.01

Press Release
www.shire.com

Results of the Annual General Meeting held on April 26, 2011

Dublin, Ireland – April 26, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”) announces that at its Annual General Meeting today, all resolutions contained in the notice of meeting were duly passed and the results of the poll are as follows:

		For*		Against		Withheld**
1.	To receive the Company’s accounts together with the Directors’ and Auditors’ reports	434,920,990	99.46%	2,344,010	0.54%	1,047,773
2.	To approve the Directors’ remuneration report	371,352,068	85.39%	63,551,261	14.61%	3,409,444
3.	To re-elect Matthew Emmens as a Director of the Company	417,978,353	95.95%	17,628,440	4.05%	2,705,980
4.	To re-elect Angus Russell as a Director of the Company	435,218,771	99.61%	1,698,734	0.39%	1,395,268
5.	To re-elect Graham Hetherington as a Director of the Company	435,152,221	99.60%	1,764,913	0.40%	1,395,639
6.	To re-elect David Kappler as a Director of the Company	436,960,582	99.92%	358,052	0.08%	994,139
7.	To re-elect Patrick Langlois as a Director of the Company	435,708,499	99.63%	1,614,018	0.37%	990,256
8.	To re-elect Dr Jeffrey Leiden as a Director of the Company	434,370,246	99.37%	2,740,035	0.63%	1,202,492
9.	To elect Dr David Ginsburg as a Director of the Company	436,960,853	99.92%	353,430	0.08%	998,490
10.	To elect Anne Minto as a Director of the Company	436,387,198	99.79%	930,666	0.21%	994,909
11.	To re-appoint Deloitte LLP as Auditors of the Company	436,552,369	99.82%	773,722	0.18%	986,682

		For*		Against		Withheld**
12.	To authorize the Audit, Compliance & Risk Committee to determine the remuneration of the Auditors	436,986,474	99.97%	139,910	0.03%	1,186,389
13.	To authorize the allotment of shares	389,393,127	90.24%	42,136,878	9.76%	6,782,768
14.	To authorize the disapplication of pre-emption rights	436,331,828	99.81%	812,978	0.19%	1,167,967
15.	To authorize market purchases	435,373,076	99.58%	1,834,752	0.42%	1,104,945
16.	To adopt new Articles of Association	434,712,537	99.84%	702,963	0.16%	2,897,273
17.	To approve the notice of period for general meetings	378,440,959	86.57%	58,704,213	13.43%	1,167,601

* These figures include discretionary votes
** A vote “withheld” is not a vote in law and is not counted in the calculation of the votes “for” or “against” a resolution.

As at the record date, April 24, 2011, there were 562,246,293 ordinary shares in issue. Shareholders are entitled to one vote per share.

In accordance with Listing Rule 9.6.2 copies of the resolutions passed at the meeting have been submitted to the National Storage Mechanism and will be available for viewing shortly at: www.hemscott/nsm.do.

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157
Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX